Exhibit 5.1

January 30, 2026

LiqTech International, Inc.

c/o LiqTech North America, Inc.

1804 Buerkle Road

White Bear Lake, MN 55110

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by LiqTech International, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of (i) 1,385,737 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which are authorized for issuance under the Company’s 2022 Equity Incentive Plan, as amended (the “Plan”) and (ii) an aggregate of 114,263 shares of Common Stock, issuable upon the vesting of 114,263 restricted stock units (“RSUs”) granted pursuant to the Plan through certain RSU award agreements. The Plan was originally adopted in 2022 and was amended. The amendment was subsequently approved on June 5, 2025. The shares of common stock registered under the Registration Statement are referred to in this letter collectively as the “Shares.”

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Plan as amended, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares and filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the conformity to authentic documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

Snell & Wilmer | 5520 Kietzke Lane | Suite 200 | Reno, NV 89511-3041	SWLAW.COM

LiqTech International, Inc. c/o LiqTech North America, Inc. January 30, 2026

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when awarded, issued, and paid for in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.

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